Exhibit 10.2

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this "Agreement"), dated as of the 15th day of April, 2005 (the "Effective Date"), is between MOD-PAC CORP ("Seller"), a New York corporation with a principal place of business at 1801 Elmwood Avenue, Buffalo, NY 14207, USA and VISTAPRINT LIMITED ("Buyer"), a Bermuda corporation with a registered office at Canon's Court, 22 Victoria Street, Hamilton, HM 12 Bermuda.

When used herein, the term "Buyer" shall be deemed to include Buyer and each of its Affiliates, including, without limitation, VistaPrint USA, Incorporated ("VistaPrint USA"), and the term "Seller" shall be deemed to include "Seller" and each of Seller's Affiliates. For purposes hereof, the term "Affiliate" of a party shall mean any person or entity that is directly or indirectly controlling, controlled by or under common control with such party. A person or entity shall be deemed to control another person or entity if such person or entity possesses, directly or indirectly, the power to direct or cause the direction of management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

Seller and Buyer agree as follows:

  PRODUCT.

  1.1 The word "Product" or "Products" as used herein shall mean the printed products and accessories listed on Exhibit A ("Current Products"), and any other products that Seller and Buyer hereafter mutually agree in writing to be covered by the terms of this Agreement ("New Products"). Subject to the terms and conditions of this Agreement, Seller agrees to prepare, print, package, and ship to Buyer and to Buyer's customers, and Buyer agrees to purchase and take delivery of Products that Buyer orders pursuant to this Agreement. Shipment of an order pursuant to Buyer's instructions hereunder shall constitute delivery to Buyer. Seller will physically ship orders for Buyer, F.O.B. Seller's plant on Buyer's account number. Seller shall manufacture Products in conformance with the specifications of such Product agreed to from time-to-time in writing by Seller and Buyer (the "Specifications"). Changes in Specifications for any Products may result in a price increase. Seller is expressly permitted hereunder from time to time to subcontract all or a part of its production responsibilities hereunder to one or more third parties to the extent that subcontracts are required, in the reasonable and good faith judgment of Seller, to alleviate or avoid capacity constraints on a temporary basis. Prior to subcontracting any production, Seller shall notify Buyer in writing of its intention to subcontract the production. Buyer may, within three (3) days of receipt of such notice, elect to cancel some or all of the orders for the Products to be subcontracted.
  TERM.

  2.1 The term of this Agreement (the "Term") shall commence on August 31, 2005 and expire on August 31, 2006, unless extended by a written agreement signed by both parties, or unless earlier terminated in accordance with the provisions hereof.
  PURCHASE AND SALE.

  3.1 For each Product order, Buyer shall specify the size, words, artwork, designs and/or image requirements for the front and back of the Product and the number of units ordered and give Seller such other specifications as may be needed by Seller to produce the Product. Buyer will assemble and submit to Seller a computerized artwork file that is compatible with Seller's equipment and, at the same time, submit to Seller a computer file containing the names and shipping addresses of Buyer's individual customers, shipping instructions including a ship by date, identification of carrier and other requirements for each such Product order (the "Shipping Files"). Buyer shall place orders by delivering all artwork and the corresponding Shipping Files to Seller, on a batch by batch basis. Seller will fill orders so received from Buyer within a commercially reasonable time period, which shall mean that orders are regularly ready for shipment within as short a period as practicably possible (generally within 1-2 days); it being understood that should Buyer exceed its forecasted amounts or should the flow of orders placed by Buyer be erratic or disproportionately sized at given times, Seller's normal turnaround time may be affected. If Seller believes that it will be unable to produce a Product order within two days of receipt, Seller shall notify Buyer and Buyer may elect to cancel the order.

  3.2 At the beginning of every calendar month, Buyer shall submit a non-binding forecast of its estimated requirements of the Products for the remainder of the Term. Buyer agrees that all such forecasts shall be prepared in good faith in order to facilitate Seller's timely manufacture and shipment of the Products in accordance with the terms of this Agreement. In no event, however, shall Buyer be required to purchase the quantities set forth in said forecast unless and until firm orders are submitted for the same.

  PRICING.

  4.1 The prices at which Seller shall sell the Current Products, and Buyer shall purchase the Current Products, during the Term are set forth on Exhibit B hereto. With respect to any New Product added to this Agreement, the price shall be mutually agreed in writing to by Seller and Buyer and set forth in an addendum to this Agreement. Prices do not include the out-of pocket costs for third party shipping and courier services (e.g., UPS, Federal Express, DHL, etc.) incurred by Seller in shipping the Products to Buyer's destination ("Third Party Shipping Costs"). Buyer shall select the third party shipping and courier services to be utilized and shall be responsible for payment of Third Party Shipping Costs directly to the carrier.

  4.2 Notwithstanding any other provision herein to the contrary, Buyer acknowledges and agrees that the prices set forth on Exhibit B hereto are based on a monthly purchasing volume equal to at least $750,000. Accordingly, in the event that in any calendar month during the Term (beginning with the calendar month September 2005), the total invoice amount for Buyer's aggregate purchases of Products during that calendar month are less than $750,000 (exclusive of any Third Party Shipping Costs), Buyer shall be required to pay a low volume surcharge (the "Low Volume Surcharge") in accordance with the following schedule:

  Monthly Product invoices $750K or greater - no Low Volume Surcharge.
  Product invoices less than 750K but at least $500K - 10% Low Volume Surcharge.
  Product invoices less than 500K but at least 250K - 15% Low Volume Surcharge.
  Product invoices less than 250K - 25% Low Volume Surcharge.

  The Low Volume Surcharge shall be invoiced to Buyer at the specified percentage of the calendar month's total invoiced amount and shall be payable upon the same payment terms as Seller's other invoices. By way of example, if total Product invoices for a given calendar month equal $600,000, then Buyer would be billed for a $60,000 Low Volume Surcharge in addition to the $600K due and owing with respect to the Products ordered.

  4.2 The prices set forth on Exhibit B shall be subject to increase only in the event that Seller's actual cost of raw materials (including paper) is increased. Seller shall provide Buyer with thirty days prior written notice of any price increases and reasonably detailed supporting documentation justifying such increases. In the event that Buyer does not accept Seller's price increase, Buyer may terminate this Agreement upon ten days prior written notice to Seller. In the event of a termination by Buyer due to a price increase, Buyer will not be subject to the Low Volume Surcharge with respect to the calendar month in which the termination occurs. In the event that Buyer does not terminate this Agreement within ten days of the price increase notice, such price increase shall be in effect. All orders submitted by Buyer prior to the effective date of any price increase shall be filled at the pre-increase price.

  PAYMENT TERMS.

  5.1 Seller will invoice Buyer for all Products shipped by Seller upon shipment. Invoices paid within ten days shall be entitled to a one percent (1%) discount. All invoices shall be payable no later than net 30 Days.

  5.2 All undisputed payments not made when due shall be subject to late charges of one and one-half percent (1.5%) per month of the overdue amount. If at any time during the term of this Agreement, Buyer is in arrears with respect to any of its undisputed payment obligations under this Agreement, Seller will not be obligated to fulfill its obligations under this Agreement.

  5.3 Buyer agrees to indemnify, defend and hold harmless Seller, its parent company, subsidiaries, affiliates, successors and assigns and their respective officers, directors, shareholders, agents and employees, from and against any and all losses, liabilities, damages, actions, claims, expenses and costs including reasonable attorneys' fees, which result or arise from or are based on any claims for customs duties, VAT taxes and any other taxes not measured on Seller's income that Seller may have to pay as a result of fulfilling its obligations under this Agreement; provided however that, in the event Seller fails to provide any notice it receives regarding any such duties or taxes or fails to pay any such duties or taxes of which it has actual knowledge that it is required to pay, Buyer shall be obligated to pay the actual amount of any such duties or taxes but shall not be responsible for any penalties, fines, interests costs or expenses arising from such failure to pay.

  QUALITY CRITERIA.

  6.1 Seller must maintain a quality standard at least comparable to those furnished by Seller to Seller's preferred customers and at least equivalent to those offered to Seller's preferred customers as of Effective Date.

  6.2 If any Product sold and delivered hereunder is determined to be defective, Seller shall credit Buyer's account for the full invoice price associated with the defective customer order. Buyer and Seller will mutually agree on a detailed sampling and quality criteria plan to determine what Products are considered to be defective. Regardless of whether buyer and Seller have agreed to the foregoing sampling and quality criteria, Seller shall credit Buyer's account for the full invoice price associated with any defective Product actually provided by Buyer to Seller.

  6.3 Seller recognizes that it is the objective of Buyer to establish customer-centric quality assurance priorities, standards and metrics; and that Seller and Buyer shall work cooperatively to establish systems and procedures to produce consistent improvement and elevation of the actual quality levels attained. HOWEVER, UNDER NO CIRCUMSTANCES SHALL SELLER BE LIABLE TO BUYER OR ANY OTHER PERSON FOR ANY DIRECT OR INDIRECT DAMAGES BEYOND THE COST OF REPLACING OR REPRODUCING DEFECTIVE PRODUCT AS CONTEMPLATED IN SECTION 6.2 (WHETHER CONSEQUENTIAL, INCIDENTAL, SPECIAL OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, LOST PROFITS) ARISING OUT OF THE PRODUCTS OR ANY DELAYS OR ERRORS IN SHIPMENTS. OTHER THAN AS STATED IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS, WARRANTIES OR GUARANTEES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS, INCLUDING, WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
  PROPRIETARY RIGHTS AND CONFIDENTIAL INFORMATION; INDEMINIFICATIONS; NON-SOLICITATION OF EMPLOYEES.

  7.1 Neither party will use in any manner any trademarks, trade names, or other marks which are owned by the other party or which such other party is licensed to use ("Trademarks"), except as designated in writing by the holder or owner thereof.

  7.2 Seller acknowledges that all customer data, including but not limited to names, addresses, order information, designs and prepress files, are the exclusive and confidential property of Buyer (or of others who have given Buyer the authority to use others' property). Except as otherwise expressly provided for herein, Seller may not exploit, analyze, manipulate, sell, license or otherwise use this customer data without the prior written consent of Buyer.

  7.3 Except as otherwise provided in this Agreement or as may be reasonably necessary for the furnishing of the Products, Seller will not divulge to any third party, nor use or exploit outside the scope of this Agreement or following the Expiration Date, confidential and proprietary information of the Buyer ("Confidential Information"). Confidential Information shall include Buyer's software (both object and source code), programming techniques, source codes, unique manufacturing processes developed exclusively by Buyer after the Effective Date that are identified in writing by Buyer to Seller within ten (10) days of such development, revenue and Product forecasts, specific volume levels of orders and Products, Product pricing, and the performance data provided by Buyer under Sections 6.2. The obligation contained in this Section 7.3 shall not apply to information (i) known to Seller prior to any disclosure from Buyer as evidenced by Seller's written records; (ii) that now is or subsequently enters the public domain, or now is or subsequently becomes generally known in the industry, in any case through no wrongful act of Seller; (iii) that is received by Seller from a third party without breach of a confidentiality obligations to Buyer, (iv) that is approved for release by written authorization of Buyer, or (v) that is independently developed by Seller as a matter of record without the use of any such confidential information owned by Buyer. The restrictions set forth herein shall extend to any Confidential Information of Buyer in Seller's possession as of the Effective Date of this Agreement.

  7.4 Buyer agrees to indemnify, defend and hold harmless Seller, its parent company, subsidiaries, affiliates, successors and assigns and their respective officers, directors, shareholders, agents and employees, from and against any and all losses, liabilities, damages, actions, claims, expenses and costs including reasonable attorneys' fees, to the extent arising from any claims alleging that (i) any Product or the computerized art files provided pursuant to Section 3.1 hereof infringe any U.S. or foreign patent, trade secret, copyright, trademark, right of publicity or privacy, or any comparable intellectual property right of any third party; or (ii) the content of any Product contains any libelous, defamatory or scandalous material or otherwise violates the laws or regulations of any jurisdiction to which it is shipped or in which it is used or distributed.

  7.5 Seller agrees to indemnify, defend and hold harmless Buyer, its parent company, subsidiaries, affiliates, successors and assigns and their respective officers, directors, shareholders, agents and employees, from and against any and all losses, liabilities, damages, actions, claims, expenses and costs including reasonable attorneys' fees, which result or arise from or are based on an alleged or actual infringement by Seller of any U.S. or foreign patent, trade secret, copyright, trademark, or any comparable intellectual property right of any third party (excluding Buyer), other than any claim for which Buyer is obligated to indemnify Seller pursuant to Section 7.4 hereof.

  7.6 During the Term and for a period of twelve months thereafter, neither party shall employ, or make an offer of employment to or otherwise solicit, any employee of the other party or induce any employee of the other party to leave the employ of such other party, without the other party's prior written consent.

  7.7 Each party acknowledges and agrees that a breach by it of the provisions of this Section 7 will cause the other party irreparable injury and damage and therefore expressly agrees that the other party shall be entitled to any injunctive and/or other equitable relief to prevent or otherwise restrain a breach of this Section of the Agreement granted by any court of competent jurisdiction.
  TECHNICAL INFORMATION, RIGHTS AND LICENSES.

  8.1 During the Term, each of the parties will make available to the other all applicable proprietary information which is reasonably necessary for the parties to print and market and deliver the Products. Notwithstanding the foregoing, however, no right or license to either party's patents or other proprietary information is conveyed hereunder.
  TERMINATION.

  9.1 In addition to any rights or remedies the parties may have in law or in equity, either party may terminate this Agreement, effective immediately, (a) if the other party (i) materially breaches this Agreement, and such material breach is not cured within 30 days after receiving notice thereof from the non-breaching party, or (ii) is otherwise unable to perform its contractual obligations, and (b) if the other party files, voluntarily or involuntarily, a petition in bankruptcy under any section of any applicable bankruptcy or insolvency statute, becomes insolvent, makes any assignment for the benefit of creditors or has a receiver appointed for it.
  MISCELLANEOUS.

  10.1 Seller will not be liable for delays or failure in manufacturing and/or shipping Products, when such delays or failures are occasioned by war, strikes, riots, fire, flood, explosion, sabotage, action of any governmental authority or any other cause beyond the reasonable control of the affected party.

  10.2 Except as set forth by this Section 10.2, neither party shall, without the prior consent of the other (such consent not to be unreasonably withheld or delayed) make any public release of information concerning this Agreement (other than to its employees and subcontractors as required for the performance of their duties or as required by applicable securities disclosure laws, rules or regulations), nor use the name of the other party in any public documents or filings, advertising or publicity. Notwithstanding the foregoing, however, it expressly agreed that Seller may publicly identify Buyer as its customer and describe generally the significance of the business that it does with Buyer, including, the volume of such business in dollars (if required to do so by securities disclosure laws, rules or regulations) and in gross units; a general description of the types of products produced and shipped; and the average cycle time from receipt of an order from Buyer until corresponding shipment by Seller; provided, however, that nothing herein shall permit Seller to disclose any Confidential Information of Buyer. Seller agrees that it shall, with respect to any filing or disclosure it is required to make with respect to this Agreement, use best reasonable efforts to maintain the confidentiality of all of Buyer's Confidential Information.

  10.3 Neither party's rights and obligations under this Agreement can be assigned, delegated or transferred, by operation of law or otherwise, without the prior written consent of the other party, provided, however, that either party may assign this Agreement in connection with a merger or acquisition of such party or a sale of all or substantially all of the assets of the party but only if the surviving entity of any such merger or the purchaser of such party or its assets agrees in writing to assume and perform this Agreement and all of the obligations hereunder.

  10.4 The responsibilities of the parties to each other set forth in Sections 4, 7, 8, 9 and 10 will survive termination of this Agreement.

  10.5 Upon the commencement of the Term, this Agreement shall supersede the existing supply agreement dated as of July 2, 2004 (the "Existing Supply Agreement"), which shall terminate in accordance with its terms as of August 30, 2005. This Agreement constitutes the entire agreement between the parties as to supply of the Products beginning on the commencement date of the Term (i.e., August 31, 2005). Product orders submitted by the Buyer prior to August 31, 2005 shall be governed by the terms of the Existing Supply Agreement.

10.6 All communication and notices required to be given under this Agreement will be made in writing and will be deemed to have been given when personally delivered or two days after deposited for mailing by first class registered or certified airmail, return receipt requested, with proper postage prepaid, and addressed as follows:

If to Sellar:	MOD-PAC CORP
1801 Elmwood Avenue
Buffalo, New York 14207
USA
Attn: President

If to Buyer:	VISTAPRINT LIMITED
Canon's Court
22 Victoria Street
Hamilton, HM12
Bermuda
Attn: President

With a copy to:	VISTAPRINT USA, INCORPORATED
100 Hayden Avenue
Lexington, MA 02421
USA
Attn: President

Each party shall promptly notify the other party hereunder of any change in its address by written notice given in accordance with the provisions of this Section 10.6.

10.7 The captions or headings included in this Agreement are for convenience only and in no way affect the scope or intent of any provisions or sections of the Agreement.

10.8 Failure of either party hereto to enforce any of the provisions of this Agreement or any rights with respect thereto or failure to exercise any election provided for herein shall in no way be a waiver of such provisions, rights or elections or in any way affect the validity of this Agreement. The failure of either party to exercise any of said provisions, rights or elections shall not preclude or prejudice such party from later enforcing or exercising the same or any other provisions, rights or elections which it may have under this Agreement.

10.9 No changes, modification, rescission, discharge, abandonment, or waiver of the terms of this Agreement shall be binding upon either party unless made in writing and signed on behalf of both parties by a duly authorized representative of each party. Other than as expressly stated herein, no conditions, usage of trade, course of dealing or performance understanding or agreement purporting to modify, vary, explain, or supplement the terms of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound.

10.10 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law, rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another state or jurisdiction. Each party hereby irrevocably (a) submits to the jurisdiction of the United States District Court for the Southern District of New York and in the event that such court is without subject matter jurisdiction, the Supreme Court of the State of New York, County of New York, (b) admits to the personal jurisdiction of such courts over them in any such action and (c) further agrees that service of process may be made upon them by the mailing of copies of such process to it, via certified mail, postage prepaid, return receipt requested, or via internationally known courier service (such as Federal Express, DHL or UPS), signature required, at its address specified herein. Moreover, Buyer specifically agrees that process mailed or couriered to CT Corporation at 111 Eighth Avenue, New York, New York 10011, USA (or at such other address as such agent notifies Seller by written notice given in accordance with this Section) shall be deemed to be sufficient service to Buyer for the purposes of this Agreement. Buyer shall bear all fees charged by CT Corporation for its service as agent for such service of process. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.11 Each party hereby represents and warrants to the other party that (i) it has all requisite power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement; (ii) any and all corporate action necessary for the authorization, execution, delivery and performance of this Agreement and the performance of its obligations hereunder has been taken; (iii) this Agreement, when executed and delivered by such party, shall constitute a valid and binding obligation of such party, enforceable in accordance with its terms: (iv) this Agreement is not inconsistent with any other agreement entered into or binding on such party: and (v) the execution, delivery and performance of and compliance with this Agreement will not result in any violation of, or conflict with, or constitute a default under, such party's Certificate of Incorporation or Bylaws or any agreement that is binding upon such party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

SELLER: MOD-PAC CORP.	BUYER: VISTAPRINT LIMITED
By: /s/C. Anthony Rider	By: /s/Helen Ann Chisholm
Title: Chief Financial Officer	Title: Secretary

Exhibit A

Current Products

(listing and description)

Matte BC
Matte BC 4 over 4

Glossy BC
Glossy BC 4 over 4

Post Cards
Post Cards 4 over 4

OSPC's
OSPC's 4 over 4

Folders

Brochures
Brochures 4 over 4

Data Sheets

Letterhead

RAL's

Magnets

Large Magnets

Cardholders

*

Exhibit B

Price List for Current Products

The following prices will take effect on 8/31/2005, assuming no specifications changes from what is in place today (4/15/2005). If any specifications change (paper, packaging, etc.), the parties will need to mutually agree to a revised price.

Price effective Sept. 1, 2005

Matte BC		$ 3.07
Matte BC	4 over 4	$ 3.58

Glossy BC		$ 3.06
Glossy BC	4 over 4	$ 3.57

Post Cards		$ 9.99
Post Cards	4 over 4	$ 11.75

OSPC's		$ 19.72
OSPC's	4 over 4	$ 23.23

Folders		$ 204.72

Brochures		$ 41.39
Brochures	4 over 4	$ 49.58

Data Sheets		$ 41.70

Letterhead		$ 76.70

RAL's		$ 1.50

Magnets		$ 1.83

Large Magnets		$ 2.15

Cardholders		$ 1.37